EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E October 27, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358
DELUXE REPORTS THIRD QUARTER RESULTS	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported third quarter diluted earnings per share (EPS) of $0.73 on net income of $37 million. Diluted earnings per share and net income for the third quarter in 2004 were $1.14 and $58 million, respectively. Continued pricing pressure in Financial Services, combined with the loss of a large financial institution (FI) client late last year, contributed to lower earnings. Additionally, third quarter 2004 EPS was positively affected $0.09 by the benefit of a one-time contract termination payment.

“Earnings from continuing operations put us in the mid-range of our EPS guidance for the third quarter,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “Our Financial Services segment is still being challenged by a number of issues, and as expected, produced unfavorable comparisons to last year. Within our Small Business Services (SBS) segment, however, we continue to make progress with the integration of New England Business Service (NEBS), which we acquired last year.”

Third Quarter Performance
Revenue was $413 million in the third quarter, compared to $472 million during third quarter 2004. The decrease was primarily due to a decline in Financial Services’ revenue related to unit volume decline and lower prices. Additionally, 2004 revenue included $8 million from a one-time contract termination payment.

Gross margin was 63.7 percent of revenue for the quarter, compared to 65.7 percent in 2004. The impact of financial institution pricing pressure and the $8 million contract termination payment in 2004 were the primary factors contributing to the lower margin.

Selling, general, and administrative expense (SG&A) decreased $17 million in the third quarter, primarily due to cost reductions related to lower revenues and integration savings.

As a result, operating income was $71 million in the third quarter compared to $101 million last year. Operating margin was 17.2 percent of revenue compared to 21.4 percent in the prior year.

Segment Performance
Small Business Services’ revenue was $227 million for the quarter, flat compared to 2004. Operating income for the quarter decreased to $23 million, from $25 million in 2004, as integration savings were offset by a higher percentage of corporate allocations.

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Financial Services’ revenue was $126 million for the quarter, compared to $176 million in 2004. The decrease was primarily the result of the loss of a large financial institution client, continuing pricing pressure, and the overall decline in check usage. As a result, operating income for the quarter decreased to $28 million, from $54 million in 2004. Last year’s third quarter included an $8 million contract termination payment.

Direct Checks’ revenue was $60 million for the quarter, compared to $69 million in 2004, driven by lower response rates that contributed to a decline in unit volume. Operating income for the quarter was $20 million compared to $22 million in 2004. Higher revenue per unit, synergies related to the NEBS acquisition, and cost management actions partially offset the decline in unit volume, contributing to a higher operating margin.

Year-to-Date Performance
Revenue was $1.28 billion during the first three quarters of 2005, compared to $1.09 billion a year ago. 2005 revenue includes an increase of $312 million from the NEBS business acquired in June 2004. The $118 million decrease in revenue for the Company’s other businesses was primarily due to lower check unit volume and lower prices in Financial Services.

Gross margin was 64.8 percent of revenue for the first nine months of the year, compared to 66.0 percent in 2004. The addition of NEBS’ lower margin business and pricing pressure in Financial Services were the primary factors producing the lower gross margin.

Selling, general, and administrative expense increased $146 million to 46.9 percent of revenue, compared to 41.8 percent in the first nine months of 2004. The addition of NEBS’ SG&A expense, acquisition-related amortization and integration costs were the primary contributors.

As a result, operating income was $230 million in the first nine months of the year compared to $263 million last year. NEBS operations contributed $29 million, partially offset by a $19 million increase in acquisition-related amortization expense and an $8 million increase in integration costs.

Operating margin was 17.9 percent of revenue, compared to 24.1 percent in the prior year.

Business Outlook
The Company expects diluted EPS for the full-year to be in the range of $3.17 and $3.21. Cash from operating activities is expected to be approximately $200 million for 2005.

“In the fourth quarter, we now anticipate consolidated revenue and earnings per share to be lower than prior guidance due to three primary factors,” said Mosner. “Competitive pricing in Financial Services continues to be the most significant challenge and is now expected to have a greater impact than previously anticipated. Another factor is that growth initiatives to support our business strategy are taking longer to gain traction. And the third factor is that Hurricane Katrina is negatively affecting our business, and we expect that to continue in the short term. Mosner added, “We’re confident when looking out longer term, however, that our strategy of leveraging the unique assets and strengths of Deluxe for the benefit of the financial institutions and small businesses we serve will create enhanced shareholder value.”

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Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 480-629-9566. The presentation also will be available via a simultaneous webcast at www.deluxe.com. An audio replay of the call will be available through midnight on November 3 by calling 320-365-3844 (access code 798421); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business and continued consolidation of financial institutions negatively impacting Company results; relationships with the Company’s major suppliers; our ability to successfully complete enhancements to our systems, including a project undertaken to replace portions of our existing sales and distribution platforms; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended June 30, 2005.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Three Months Ended Sept. 30,
	2005		2004
Revenue	$413		$472
Cost of goods sold	150	36.3%	162	34.3%

Gross profit	263	63.7%	310	65.7%

Selling, general and administrative expense	192	46.5%	209	44.3%

Operating income	71	17.2%	101	21.4%

Other income	1	0.2%	—	—

Income before interest and taxes	72	17.4%	101	21.4%

Interest expense	(14)	(3.4%)	(9)	(1.9%)
Interest income	—	—	1	0.2%

Income before income taxes	58	14.0%	93	19.7%

Provision for income taxes	20	4.8%	35	7.4%

Income from continuing operations	38	9.2%	58	12.3%

Discontinued operations	(1)	(0.2%)	—	—

Net income	$37	9.0%	$58	12.3%

Weighted average dilutive shares outstanding	51.1		50.6

Basic per share information:
Income from continuing operations	$0.74		$1.15
Net income	$0.73		$1.15

Diluted per share information:
Income from continuing operations	$0.74		$1.14
Net income	$0.73		$1.14

Continuing operations:
Capital expenditures	$16		$12
Depreciation and amortization expense	$23		$32
EBITDA*	$95		$133
Number of employees-end of period	8,470		9,042

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Three Months Ended Sept. 30,
	2005	2004
EBITDA	$95	$133
Discontinued operations	(1)	—
Provision for income taxes	(20)	(35)
Interest expense, net	(14)	(8)
Depreciation and amortization	(23)	(32)

Net income	$37	$58

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DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended Sept. 30,
	2005		2004
Revenue	$1,284		$1,090
Cost of goods sold	452	35.2%	371	34.0%

Gross profit	832	64.8%	719	66.0%

Selling, general and administrative expense	602	46.9%	456	41.8%

Operating income	230	17.9%	263	24.1%

Other income	1	0.1%	1	0.1%

Income before interest and taxes	231	18.0%	264	24.2%

Interest expense	(42)	(3.3%)	(20)	(1.8%)
Interest income	1	0.1%	1	0.1%

Income before income taxes	190	14.8%	245	22.5%

Provision for income taxes	71	5.5%	94	8.6%

Income from continuing operations	119	9.3%	151	13.9%

Discontinued operations	—	—	—	—

Net income	$119	9.3%	$151	13.9%

Weighted average dilutive shares outstanding	50.9		50.5

Basic per share information:
Income from continuing operations	$2.36		$3.02
Net income	$2.35		$3.02

Diluted per share information:
Income from continuing operations	$2.34		$3.00
Net income	$2.33		$2.99

Continuing operations:
Capital expenditures	$42		$26
Depreciation and amortization expense	$84		$63
EBITDA*	$315		$327
Number of employees-end of period	8,470		9,042

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Nine Months Ended Sept. 30,
	2005	2004
EBITDA	$315	$327
Provision for income taxes	(71)	(94)
Interest expense, net	(41)	(19)
Depreciation and amortization	(84)	(63)

Net income	$119	$151

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2005	December 31, 2004	September 30, 2004
Cash and cash equivalents	$15	$15	$13
Other current assets	207	225	259
Property, plant & equipment-net	160	166	165
Intangibles-net	261	297	381
Goodwill	581	581	528
Other non-current assets	237	215	219

Total assets	$1,461	$1,499	$1,565

Short-term debt & current portion of long-term debt	$305	$290	$320
Other current liabilities	214	281	296
Long-term debt	903	954	976
Deferred income taxes	83	82	124
Other non-current liabilities	57	70	63
Shareholders’ deficit	(101)	(178)	(214)

Total liabilities & shareholders’ deficit	$1,461	$1,499	$1,565

Shares outstanding	50.7	50.3	50.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended Sept. 30,
	2005	2004
Cash provided (used by):
Operating activities	$114	$214
Investing activities:
Payments for acquisitions	(3)	(624)
Purchases of capital assets	(42)	(26)
Other	2	(2)

Total investing activities	(43)	(652)

Financing activities:
Shares repurchased	—	(27)
Dividends	(61)	(56)
Shares issued under employee plans	11	18
Net change in debt	(32)	514

Total financing activities	(82)	449
Effect of exchange rate change on cash	—	1
Cash provided (used) by discontinued operations	11	(2)

Net increase in cash	—	10
Cash and cash equivalents: Beginning of period	15	3

End of period	$15	$13

Free cash flow*	$11	$132

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*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Nine Months Ended Sept. 30,
	2005	2004
Free cash flow	$11	$132
Purchases of capital assets	42	26
Cash dividends paid to shareholders	61	56

Net cash provided by operating activities	$114	$214

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Three Months Ended Sept. 30,
	2005	2004
Revenue:
Small Business Services	$227	$227
Financial Services	126	176
Direct Checks	60	69

Total	$413	$472

Operating income:
Small Business Services	$23	$25
Financial Services	28	54
Direct Checks	20	22

Total	$71	$101

	Nine Months Ended Sept. 30,
	2005	2004
Revenue:
Small Business Services	$675	$359
Financial Services	420	514
Direct Checks	189	217

Total	$1,284	$1,090

Operating income:
Small Business Services	$70	$64
Financial Services	100	136
Direct Checks	60	63

Total	$230	$263

The segment information reported here for 2004 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. As of April 1, 2005, we modified our methodology for allocating corporate costs. Prior to this date, we did not allocate any corporate costs to the NEBS portion of our Small Business Services segment, as NEBS operations were not fully integrated into our corporate functions. On April 1, 2005, NEBS implemented certain of our corporate information systems and began utilizing corporate shared services functions. As such, we began allocating corporate costs to the NEBS portion of the Small Business Services segment for those corporate functions being utilized by the NEBS business.

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